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                                                                     EXHIBIT 22.

                               DAVOX CORPORATION

                              List of Subsidiaries

Name of Subsidiary                     Jurisdiction of  Incorporation
-------------------------------------  ------------------------------

Davox Securities Corporation           Massachusetts

Davox (Europe) Limited                 United Kingdom

Davox Corporation Hong Kong Limited    Hong Kong
